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                                                                    EXHIBIT 15.2





                           ACCOUNTANTS' ACKNOWLEDGMENT


December 20, 2002




PepsiCo, Inc.
Purchase, New York

Re: Registration Statement on Form S-4 filed today with the Securities and Exchange Commission

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our reports dated April 23, 2002, July 19, 2002, and October 8, 2002 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


                                         Very truly yours,


                                         /s/ KPMG LLP


New York, New York